1001 MCKINNEY

18th FLOOR

HOUSTON, TEXAS 77002

FRANKLIN, CARDWELL & JONES

713.222.6025  TELEPHONE

A PROFESSIONAL CORPORATION

713.222.0938  FACSIMILE

INTERNET:

http://www.fcj.com

December 1, 2005

Board of Directors

Legacy Communications Corporation

210 North 1000 East

St. George, UT 84770

Re:

Registration of 500,000 shares of Common Stock, $.001 par value per share, pursuant to Section 5 of the Securities Act of 1933, as amended.

Gentlemen:

We have assisted Legacy Communications Corporation, a Nevada corporation (the "Company"), in the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 500,000 shares of the Company's common stock (the "Shares") to be issued and sold by the Company in a best efforts, no minimum public offering.

We have examined the Company's Certificate of Incorporation, as amended to date, and the Company's By-Laws, as amended to date, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of the latter document, and (iv) the legal competence of all signatures to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Texas, the general corporate laws of the State of Nevada, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) certificates representing the Shares are duly executed, countersigned, registered, and delivered upon receipt of the agreed upon consideration therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Interests of Named Experts".  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FRANKLIN, CARDWELL & JONES

/s/ Franklin, Cardwell & Jones